Exhibit 2.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF EMERGING FUELS TECHNOLOGY, INC.

Emerging Fuels Technology, Inc., a corporation organized under the Oklahoma General Corporation Act, Okla. Stat. tit. 18, § 1001 et seq. (the “Act”), hereby executes this Second Amended and Restated Certificate of Incorporation, in accordance with Sections 1077 and 1080 of the Act, and certifies as follows:

ARTICLE 1

NAME

The name of the corporation is Emerging Fuels Technology, Inc. (the “Corporation”).

ARTICLE 2

ORIGINAL FILING DATE

The Certificate of Incorporation of this Corporation was originally filed with the Oklahoma Secretary of State on October 29, 2010, and the Amended and Restated Certificate of Incorporation was filed with the Oklahoma Secretary of State on December 1, 2015.

ARTICLE 3

REGISTERED AGENT

The name of the Corporation’s registered agent and the street address of its registered office in the State of Oklahoma is CorpAgent Services, Inc., 2401 Tee Circle, Suite 103, Norman, Cleveland County, Oklahoma 73069.

ARTICLE 4

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be now or hereafter organized under the Act.

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ARTICLE 5

CAPITAL STOCK

The total number of shares of all classes of stock which the Corporation has authority to issue is 240,000,000 shares, consisting of (i) 110,000,000 shares of Common Stock, par value $0.000001 per share (the “Common Stock”), (ii) 110,000,000 shares of Non-Voting Common Stock, par value $0.000001 per share (the “Non-Voting Common Stock”), and (iii) 20,000,000 shares of Preferred Stock, par value $0.000001 per share (the “Preferred Stock”). The powers, designations, preferences, and relative, participating, optional, or other special rights of each class of stock and the qualifications, limitations, or restrictions of such preferences or rights, are as follows:

A.       COMMON STOCK

1.       General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2.       Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). Unless required by law, there shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased, but not below the number of shares thereof then outstanding, by the affirmative vote of the holders of a majority of the capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 1077.B.2 of the Act.

B.       NON-VOTING COMMON STOCK

1. General. The voting, dividend and liquidation rights of the holders of the Non-Voting Common Stock are subject to and qualified by the rights, powers and privileges of the holders of the Preferred Stock set forth herein.

2. Non-Voting. Except as provided by law, the shares of Non-Voting Common Stock shall not have voting rights at any meeting of the stockholders of the Corporation. The number of authorized shares of Non-Voting Common Stock may be increased or decreased, but not below the number of shares thereof then outstanding, by the affirmative vote of the holders of a majority of the capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 1077.B.2 of the Act.

3. Conversion. The holders of Non-Voting Common Stock will have the following rights with respect to the conversion of such shares of Non-Voting Common Stock into shares of Common Stock:

3.1 Mandatory Conversion. All outstanding shares of Non-Voting Common Stock will automatically convert into shares of Common Stock at the Conversion Ratio (as defined in Section 3.3) upon the earliest of, (i) the closing of the sale of shares of Common Stock to the public in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, (ii) the closing of a merger, reverse merger or consolidation between the Corporation and another entity in which the surviving entity’s common stock is registered under the Securities Act of 1933, as amended, or (iii) the date specified by written consent or agreement of the holders of a majority of the issued and outstanding Common Stock and Series A Stock.

The date and time of any such closing will be referred to as the “Mandatory Conversion Date.” All such converted shares of Non-Voting Common Stock may not be reissued by the Corporation.

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3.2       Conversion Procedures. The Corporation shall notify in writing all holders of record of the Non-Voting Common Stock of the Mandatory Conversion Date and the place designated for mandatory conversion of all such shares of Non-Voting Common Stock pursuant to Section 3.1. Unless otherwise provided herein, the notice need not be sent in advance of the occurrence of the Mandatory Conversion Date. Upon receipt of the notice, each holder of shares of Non-Voting Common Stock shall surrender such holder’s certificate or certificates, if any, for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice, and, unless such shares of Common Stock are uncertificated, shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 3. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or such holder’s attorney duly authorized in writing. All rights with respect to shares of Non-Voting Common Stock converted pursuant to Section 3.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate on the Mandatory Conversion Date (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates, if any, or lost certificate affidavit and agreement therefor, to receive the items provided for in the next sentence of this Section 3.2. As soon as practicable after the Mandatory Conversion Date and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Non-Voting Common Stock, if any, the Corporation shall issue and deliver to such holder, or to such holder’s nominee(s), a certificate or certificates for the number of full shares of Common Stock issuable on such conversion, if such shares are certificated, in accordance with the provisions hereof, together with cash as provided in Section 3.4 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Non-Voting Common Stock converted. Such converted Non-Voting Common Stock shall be retired and cancelled and may not be reissued, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Non-Voting Common Stock accordingly.

3.3 Conversion Ratio. Each share of Non-Voting Common Stock is convertible, on a one-to-one basis, into such number of fully paid and nonassessable shares of Common Stock (the “Conversion Ratio”) as may be adjusted from time to time in accordance with Section 3.

3.4 Fractional Shares. No fractional shares of Common Stock will be issued upon conversion of the shares of Non-Voting Common Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the board of directors. Whether or not fractional shares would be issuable upon such conversion will be determined on the basis of the total number of shares of Non-Voting Common Stock the holder holds at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

3.5       Reservation of Shares. For the purpose of effecting the conversion of the Non-Voting Common Stock, the Corporation shall at all times while any share of Non-Voting Common Stock is outstanding, reserve and keep available out of its authorized but unissued capital stock, that number of its duly authorized shares of Common Stock as may from time to time be sufficient to effect the conversion of all outstanding Non-Voting Common Stock; and if at any time the number of authorized but unissued shares of Common Stock is not be sufficient to effect the conversion of all then-outstanding shares of the Non-Voting Common Stock, the Corporation shall use its best efforts to cause such corporate action to be taken as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

3.6       Effect of Conversion. All shares of Non-Voting Common Stock that shall have been surrendered for conversion as provided hereunder shall no longer be deemed to be outstanding and all rights with respect to such shares will immediately cease and terminate, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Section 3.4, and to receive payment of any dividends declared but unpaid thereon. Any shares of Non-Voting Common Stock so converted shall be retired and cancelled and may not be reissued.

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3.7 Adjustment for Stock Splits and Combinations. If the Corporation at any time or from time to time after the date on which the first share of Non-Voting Common Stock is issued by the Corporation (such date referred to herein as the “Non-Voting Common Original Issue Date”) effects a subdivision of the outstanding Common Stock, the Conversion Ratio for the Non-Voting Common Stock in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each such share of Non-Voting Common Stock will be increased in proportion to the increase in the aggregate number of shares of Common Stock outstanding. If the Corporation at any time or from time to time after the Non-Voting Common Original Issue Date combines the outstanding shares of Common Stock, the Conversion Ratio for the Non-Voting Common Stock in effect immediately before the combination will be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this Section 3.7 becomes effective at the close of business on the date the subdivision or combination becomes effective.

3.8 Adjustment for Certain Dividends and Distributions. If the Corporation at any time or from time to time after the Non-Voting Common Original Issue Date makes or issues, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Ratio for the Non-Voting Common Stock in effect immediately before the event will be decreased as of the time of such issuance or, in the event a record date has been fixed, as of the close of business on such record date, by multiplying such Conversion Ratio then in effect by a fraction:

(a) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of the issuance or the close of business on the record date, and

(b) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately before the time of such issuance or the close of business on the record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (i) if such record date has have been fixed and the dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, such Conversion Ratio shall be recomputed accordingly as of the close of business on such record date and thereafter such Conversion Ratio shall be adjusted pursuant to this Section 3.8 as of the time of actual payment of such dividends or distributions; and (ii) no such adjustment shall be made if the holders of Non-Voting Common Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock that they would have received if all outstanding shares of Non-Voting Common Stock had been converted into Common Stock on the date of the event.

3.9 Adjustments for Other Dividends and Distributions. If the Corporation at any time or from time to time after the Non-Voting Common Original Issue Date makes or issues, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock), then and in each such event the Corporation shall make, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution to the holders of Non-Voting Common Stock in an amount equal to the amount of securities as the holders of the Non-Voting Common Stock would have received if all outstanding shares of the Non-Voting Common Stock had been converted into Common Stock on the date of such event.

3.10 Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Non-Voting Common Original Issue Date, the Common Stock issuable upon the conversion of the Non-Voting Common Stock is changed into the same or a different number of shares of any different class or classes of stock of the Corporation, whether by recapitalization, reclassification, or otherwise (other than by a stock split or combination, dividend, distribution, merger or consolidation covered by Sections 3.7, 3.8, 3.9 or 3.11), then in any such event each share of Non-Voting Common Stock will thereafter be convertible into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change, based on the number of shares of Common Stock into which such shares of Non-voting Common Stock could have been converted immediately prior to such recapitalization, reclassification or change, and otherwise in accordance with the provisions hereof.

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3.11 Adjustment for Merger or Consolidation. If any consolidation or merger occurs involving the Corporation in which the Common Stock (but not the Non-Voting Common Stock) is converted into or exchanged for securities, cash, or other property (other than a transaction covered by Sections 3.8, 3.9 or 3.10), then, following any such consolidation or merger, the Corporation shall provide that each share of the Non-Voting Common Stock will thereafter be convertible, in lieu of the Common Stock into which it was convertible prior to the event, into the kind and amount of securities, cash, or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Non-Voting Common Stock immediately prior to the consolidation or merger would have been entitled to receive pursuant to the transaction; and, in such case, the Corporation shall make appropriate adjustment (as determined in good faith by the board of directors) in the application of the provisions in this Section 3 with respect to the rights and interests thereafter of the holders of the Non-Voting Common Stock, to the end that the provisions set forth in this Section 3 (including provisions with respect to changes in and other adjustments of the Conversion Ratio of such Non-Voting Common Stock) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Non-Voting Common Stock.

4. Dividends. The Corporation shall declare all dividends on a pro rata basis on the Common Stock and the Non-Voting Common Stock according to the number of shares of Common Stock into which the shares of Non-Voting Common Stock could be converted at the time of the declaration of such dividend.

5. Liquidation, Dissolution, or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, after the payment of all preferential amounts required to be paid to the holders of shares of Preferred Stock, the remaining funds and assets available for distribution to the stockholders of the Corporation will be distributed among the holders of shares of Non-Voting Common Stock and Common Stock, pro rata based on the number of shares of Common Stock into which the Non-Voting Common Stock is convertible at the time of distribution of such funds or assets.

6. Waiver. Any of the rights, powers, privileges and other terms of the Non-Voting Common Stock set forth herein may be waived prospectively or retrospectively on behalf of all holders of Non-Voting Common Stock by the affirmative written consent or vote of the holders of the majority of the issued and outstanding shares of Non-Voting Common Stock.

C.       SERIES A CONVERTIBLE PARTICIPATING PREFERRED STOCK

The Preferred Stock shall be divided into series, and 6,280,000 shares of Preferred Stock are designated Series A Convertible Participating Preferred Stock (the “Series A Stock”). The powers, designations, preferences, and relative, participating, optional, or other special rights of the Series A Stock and the qualifications, limitations, or restrictions of such preferences or rights, are as follows:

1.       Dividend Preference.

1.1       Dividend. Holders of shares of Series A Stock shall be entitled to receive dividends, if and when declared payable from time to time by the board of directors, from funds legally available for payment of dividends.

1.2       Limitation on Other Dividends. No dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on shares of Common Stock, Non-Voting Common Stock, or any shares of Preferred Stock having a preferential right to dividends ranking junior to the rights of the Series A Stock until the holders of shares of Series A Stock have been paid a cumulative per share amount in dividends equal to $7,964.77 (as adjusted for any stock combinations or splits with respect to such shares), which is the per share purchase price paid to the Corporation for such Series A Stock (the “Per Share Purchase Price”).

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2.       Liquidation Preference. Upon the voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the assets of the Corporation available for distribution to its shareholders shall be distributed in the following order and amounts:

2.1       General.

(a)       Preferential Liquidation Payments. Before any payment is made to the holders of shares of Common Stock or Non-Voting Common Stock, the holders of shares of Series A Stock shall be entitled to receive the Per Share Purchase Price for each outstanding share of Series A Stock held by them less the cumulative amount of any dividends previously received by them, and the holders, if any, of any outstanding shares of Preferred Stock of the Corporation having a preferential right to liquidation payments ranking equal to the rights of the holders of the Series A Stock shall be entitled to receive the liquidation payment specified for such shares held by them (collectively, such liquidation payment amounts are referred to as the “Liquidation Amount”). If, upon the occurrence of such event, the assets of the Corporation shall be insufficient to permit the payment of the full Liquidation Amount, then the assets of the Corporation available for distribution shall be distributed ratably among the holders of shares of Series A Stock and the Preferred Stock, if any, ranking equal to the Series A Stock, in the same proportions as the aggregate of the Liquidation Amount each such holder would otherwise be entitled to receive bears to the total of the Liquidation Amount that would otherwise be payable to all such holders, and no distribution to other shareholders of the Corporation shall be made.

(b)       Junior Liquidation Payments. After payment in full of the distributions contemplated pursuant to Section 2.1(a), or after funds necessary for such payment shall have been set aside by the Corporation in trust for the account of holders of the Series A Stock so as to be available for such payment, if assets remain in the Corporation, such remaining assets shall be distributed to the holders of the Common Stock, the Non-Voting Common Stock, the Series A Stock (which shall be entitled to share ratably and on an as-converted-to-Common-Stock basis) and any other series of Preferred Stock that is entitled to share in the residual assets of the Corporation (which shall be entitled to share ratably and on an as-converted-to-Common-Stock basis) in the remaining assets of the Corporation.

2.2       Treatment of Consolidations, Mergers and Sales of Assets. The following events shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation unless the holders of a majority of the outstanding shares of Series A Stock elect otherwise:

(a)       a merger or consolidation in which (i) the Corporation is a constituent party, or (ii) a subsidiary of the Corporation is a constituent party; or

(b)       the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole.

2.3       Distributions Other Than Cash. Whenever the distribution provided for in this Section 2 shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the board of directors.

3.       Voting Power. Each holder of Series A Stock shall be entitled to vote on all matters submitted to a vote of shareholders and shall be entitled to that number of votes equal to the number of shares of Common Stock into which such holder’s shares of Series A Stock could be converted hereunder, at the record date for the determination of shareholders entitled to vote on such matter, or, if no such record date is established, at the date on which notice of the meeting of shareholders at which the vote is to be taken is mailed, or the date any written consent of shareholders is solicited if the vote is not to be taken at a meeting. Except as provided by law or this certificate of incorporation with respect to voting by class or series, the holders of shares of the Series A Stock and Common Stock shall vote together as a single class on all matters submitted to a vote of shareholders.

4.       Conversion Right. The holders of Series A Stock shall have the following rights with respect to the conversion of such shares of Series A Stock into shares of Common Stock:

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4.1       Voluntary Conversion. Any share of Series A Stock may, at the option of the holder, be converted at any time into fully paid and nonassessable shares of Common Stock at the rate of one share of Common Stock for each share of Series A Stock (as adjusted for any stock combinations or splits with respect to such shares).

4.2       Mandatory Conversion. Any share of Series A Stock shall be converted automatically, without out action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, into fully paid and nonassessable shares of Common Stock at the rate of one share of Common Stock for each share of Series A Stock (as adjusted for any stock combinations or splits with respect to such shares) upon the earliest of, (i) immediately prior to the closing of a firmly underwritten, public offering by the Corporation of shares of Common Stock, registered under the Securities Act of 1933, as amended, or (ii) the holders of shares of Series A Stock having been paid by the Corporation a cumulative per share amount in dividends equal to the Per Share Purchase Price.

4.3       Conversion Procedures.

(a)       Generally. Promptly after receiving either (i) the certificate or certificates representing shares of any Series A Stock being converted, or (ii) if such certificate or certificates have been lost, stole or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate or certificates, the Corporation shall (i) issue and deliver to the holder of the shares being converted, or, if permitted by applicable securities laws, to the nominee or nominees of such holder, a certificate or certificates as such holder may request for the number of shares of Common Stock issuable in accordance with the provisions of this Section 4 upon the conversion of such shares of Series A Stock, and (ii) pay all declared but unpaid dividends on the shares of Series A Stock converted. Conversion shall be deemed to have been effective immediately prior to the close of business on the Conversion Date (as defined below for voluntary conversions and for mandatory conversions), and at such time, whether or not certificates representing the shares being converted shall have been received by the Corporation or its transfer agent in the case of a mandatory conversion, the rights of the holder as holder of the converted shares of Series A Stock shall cease and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

(b)       Voluntary Conversion. Before any holder of shares of Series A Stock shall be entitled to voluntarily convert such shares to Common Stock pursuant to Section 4.1, such holder shall deliver to the office of the Corporation or of any transfer agent for such shares either (i) the certificate or certificates therefor, duly endorsed, or (ii) if such certificate or certificates have been lost, stole or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate or certificates, and, if appropriate, shall give written notice by mail, postage prepaid, addressed to the same location at which the certificate, certificates, or lost certificate affidavit were or will be delivered, of the election to convert such shares and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. With respect to a voluntary conversion pursuant to Section 4.1, the date when written notice of the holder’s election to convert is received by the Corporation or a transfer agent for the shares to be converted, together with the certificate or certificates representing the shares to be converted (or lost certificate affidavit and indemnify agreement in lieu thereof), shall be the “Conversion Date.” In the event some but not all of the shares of Series A Stock represented by a certificate or certificates surrendered by a holder are converted, the Corporation shall execute and deliver to or on the order of the holder, at the expense of the Corporation, a new certificate representing the shares of Series A Stock that were not converted.

(c)       Mandatory Conversion. Holders of shares of Series A Stock converted pursuant to the mandatory conversion provisions of Section 4.2 shall promptly deliver to the office of the Corporation or of any transfer agent for such shares either (i) the certificate or certificates therefor, duly endorsed, or (ii) if such certificate or certificates have been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate or certificates, and, if other than the record holder of the converted shares, shall state the name or names in which the certificate or certificates for shares of Common Stock are to be issued. Whether or not such certificate or certificates have been so surrendered, with respect to mandatory conversions pursuant to Section 4.2, the applicable date specified in Section 4.2 for automatic conversion shall be the “Conversion Date.”

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4.4       Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Stock.

5.       Repurchased / Converted Shares. Except for the Series A Stock, the Corporation shall not repurchase, redeem or otherwise acquire any shares of capital stock without the prior written consent of the holders of a majority of the Series A Stock; provided, however, this restriction shall not apply to (i) any conversion of Non-Voting Common Stock into Common Stock or (ii) any exchange or conversion of Common Stock into Non-Voting Common Stock. Shares of Series A Stock repurchased by the Corporation or surrendered to the Corporation on the conversion thereof into shares of Common Stock shall upon appropriate filing and recording to the extent required by law, shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A Stock accordingly.

D.       SUBSEQUENT SERIES OF PREFERRED STOCK

The board of directors is expressly authorized to adopt, from time to time, a resolution or resolutions providing for the issue of the remaining shares of Preferred Stock in one or more series, to fix the number of shares in each such series and to fix the designations and the powers, preferences and relative, participating, optional and other special rights and the qualifications, limitations and restrictions of such shares, of each such series. Notwithstanding the foregoing, the Corporation may not issue any shares of Preferred Stock ranking senior to the Series A Stock without the prior written consent of the holders of a majority of the Series A Stock.

The authority of the board of directors with respect to each such series shall include a determination of the following, which may vary as between the different series of Preferred Stock:

(a)       The number of shares constituting the series and the distinctive designation of the series;

(b)       The dividend rate on the shares of the series, the conditions and dates upon which dividends on such shares shall be payable, the extent, if any, to which dividends on such shares shall be cumulative, and the relative rights of preference, if any, of payment of dividends on such shares;

(c)       Whether or not the shares of the series are redeemable and, if redeemable, the time or times during which they shall be redeemable and the amount per share payable on redemption of such shares, which amount may, but need not, vary according to the time and circumstances of such redemption;

(d)       The amount payable in respect of the shares of the series, in the event of any liquidation, dissolution or winding up of the Corporation, which amount may, but need not, vary according to the time or circumstances of such action, and the relative rights of preference, if any, of payment of such amount;

(e)       Any requirement as to a sinking fund for the shares of the series, or any requirement as to the redemption, purchase or other retirement by the Corporation of the shares of the series;

(f)       The right, if any, to exchange or convert shares of the series into other securities or property, and the rate or basis, time, manner and condition of exchange or conversion;

(g)       The voting rights, if any, to which the holders of shares of the series shall be entitled in addition to the voting rights provided by laws; and

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(h)       Any other terms, conditions or provisions with respect to the series not inconsistent with the provisions of this Article or any resolution adopted by the board of directors pursuant to this Article.

Notwithstanding the foregoing, no more than 6,280,000 shares of the Series A Stock may be issued without the prior written consent of the holders of a majority of the Series A Stock.

ARTICLE 6

POWER OF DIRECTORS TO AMEND BYLAWS

The board of directors is authorized and empowered from time to time in its discretion to make, alter or repeal the Bylaws of the Corporation, except as such power may be limited by any one or more Bylaws of the Corporation adopted by the shareholders.

ARTICLE 7

BUSINESS COMBINATION WITH INTERESTED SHAREHOLDERS

The Corporation shall not be governed by or subject to Section 1090.3 of the Act.

ARTICLE 8

RENOUNCING OF BUSINESS OPPORTUNITIES

The Corporation hereby renounces, to the fullest extent permitted by Section 1016(17) of the Act, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any business opportunities that are presented to one or more of its directors or shareholders (other than such directors or shareholders that are officers of the Corporation, but only insofar as those business opportunities relate to the business of the Corporation).

ARTICLE 9

ELIMINATING LIABILITY OF DIRECTORS FOR NEGLIGENCE

To the fullest extent permitted by Section 1006(7) of the Act as the same exists or may hereafter be amended, no director shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No repeal or modification of this paragraph shall adversely affect any right or protection of a director existing at the time of such repeal or modification.

ARTICLE 10

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Subject to the further provisions hereof, the Corporation shall indemnify any and all of its directors, officers, former directors, and former officers, to the full extent permitted under applicable law against all amounts incurred by them and each of them, including but not limited to expenses, legal fees, costs, judgments, fines and amounts paid in settlement which may be actually and reasonably incurred, rendered or levied in any threatened, pending or completed action, suit or proceeding brought against any of them for or on account of any action or omission alleged to have been committed while acting within the scope of his duties as a director or officer of the Corporation. Whenever any such director or officer shall report to the president of the Corporation or the board of directors that he has incurred or may incur such amounts, the Corporation shall, within a reasonable time thereafter, determine in a manner consistent with applicable law (including Section 1031 of the Act) whether, in regard to the matter involved, such person acted or failed to act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful. If the Corporation so determines that such person acted or failed to act in such a manner with regard to the matter involved, indemnification shall be mandatory and shall be automatically extended as specified herein. Nothing contained herein is intended to limit any right of indemnification or other rights provided by Section 1031 of the Act, or other applicable law.

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ARTICLE 11

AMENDMENT

The Corporation reserves the right to amend, alter, change or repeal any provision contained in the certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation. Provided, however, that the written approval of all holders of the outstanding shares of Series A Stock is required for any amendment, alteration, change or repeal to any provision contained in the certificate of incorporation that adversely affects the powers, preferences or rights of the Series A Stock.

ARTICLE 12

ADOPTION

This Second Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 1080 of the Act after being proposed by the board of directors and adopted by the shareholders in the manner and by the vote prescribed in Section 1077 of the Act, and restates, integrates and further amends the Amended and Restated Certificate of Incorporation.

Signed this 20th day of July, 2021.

Emerging Fuels Technology, Inc.

By: __________________________
Name: Kenneth L. Agee
Title: President

Attested to by:

By: ____________________

Name:   Kenneth L. Agee

Title:   Secretary

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